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 --------------------                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION               ----------------------------
| F   O   R   M    4 |                              Washington, D.C. 20549                              |       OMB APPROVAL       |
 --------------------                                                                                   |--------------------------|
    Check this box if                       STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number       3235-0287|
[ ] no longer Subject                                                                                   |Expires: JANUARY  31, 2005|
    to Section 16. Form 4                                                                               |Estimated average burden  |
    or Form 5 obligations                                                                               |hours per response.....0.5|
    may continue. (SEE        Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
    Instruction 1(b).           Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
-----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
| ERICKSON,               MARY       A.  |  GOLDEN EAGLE INTERNATIONAL, INC. (MYNG)       |                                        |
| GOLDEN EAGLE MINERAL HOLDINGS, INC.    |                                                |    Director              10% Owner     |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for Month/  |    Officer            X  Other         |
|                                        |   Number of Reporting |   Year                 |---(give title below) ---(Specify below)|
|                                        |   Person (Voluntary)  |                        |                                        |
| 10901 PARKER VISTA RD                  |                       |   AUGUST 2002          | COULD BE CONSIDERED 10% IN AGGREGATE   |
|                                        |                       |                        | WITH FAMILY TRUSTS                     |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        |    Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|     PARKER,           CO     80138     |                       |                        | X  Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |                                                                                         |
|                                        |     TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Securities Acquired (A) or   |5.Amount of      |6.    |7.Nature of       |
|  (Instr. 3)                   |  tion Date |  action |  Disposed of (D)              |  Securities     |Owner.|  Indirect        |
|                               |(Mon/Day/Yr)|  Code   |                               |  Beneficially   |ship  |  Beneficial      |
|                               |            |(Instr.8)|  (Instr. 3, 4, & 5)           |  Owned at End of|Form  |  Ownership       |
|                               |            |-------- |-------------------------------|  Month          |(D)   |  (Instr. 4)      |
|                               |            |     |   |                |(A) |         |                 |or    |                  |
|                               |            |Code | V |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------| -----------------
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|   COMMON                      | 08-06-02   |   S |   |     50,000     | D  | .14     |                 | D    |   TRUSTS         |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|   COMMON                      | 08-07-02   |   S |   |     15,900     | D  | .1530   |                 | D    |   TRUSTS         |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|   COMMON                      | 08-12-02   |   S |   |     34,100     | D  | .14     |                 | D    |   TRUSTS         |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|   COMMON                      | 08-28-02   |   S |   |     39,000     | D  | .18090  |   13,911,000    | D    |   TRUSTS         |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|
|                               |            |     |   |                |    |         |                 |      |                  |
|                               |            |     |   |                |    |         |                 |      |                  |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|------|------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly of indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                       PAGE:  1 OF 2
PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.






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






FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.     |4.Trans- |5.Number of        |6.Date        |7.Title and Amount  |8.Price |9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans- |  action |  Derivative       |Exercisable   |  of Underlying     |of Deriv|  of      |Own.|   of     |
|Security  |Exercise |action |  Code   |  Securities       |and           |  Securities        |Security|Derivative|Form|Indirect  |
|(Instr. 3)|Price of |Date   |(Instr.8)|  Acquired (A) or  |Expiration    |  (Instr. 3 & 4)    |(Instr5)|Securities|of  |Beneficial|
|          |Deriva-  |       |         |  Disposed of (D)  |Date          |                    |        |Benefi-   |Deri|Ownership |
|          |tive     |(Month/|         |  (Instr. 3, 4 & 5)|(Month/Day/   |                    |        |cially    |Sec.|(Instr. 4)|
|          |Security | Day/  |         |                   |   Year)      |                    |        |Owned at  |Dir.|          |
|          |         | Year) |         |                   |--------------|--------------------|        |End of    |(D) |          |
|          |         |       |         |                   |Date |        |          |Amount or|        |Month     |or  |          |
|          |         |       |---------|-------------------|Exer-|Expira- |   Title  |Number of|        |(Instr. 4)|Ind.|          |
|          |         |       |Code| V  |    (A)   |    (D) |cis- |tion    |          |Shares   |        |          |(I) |          |
|          |         |       |    |    |          |        |able |Date    |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
| NONE     |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|
|          |         |       |    |    |          |        |     |        |          |         |        |          |    |          |
|----------|---------|-------|----|----|----------|--------|-----|--------|----------|---------|--------|----------|----|----------|

Explanation of Responses:







               /S/ MARY A. ERICKSON                                                  8/29/02
           ----------------------------------------------                          ----------------------
            **Signature of Reporting Person                                            Date




       ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



























                                                                                                                      PAGE:  2 OF 2

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